Exhibit 3.2

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BY-LAWS

OF

WABCO HOLDINGS INC.

(hereinafter called the “Corporation”)

The Amended and Restated By-Laws of the Corporation are hereby amended by adding the following paragraph after the fourth paragraph in Section 16 of Article II:

In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, contingent on (i) that person receiving a Majority Withheld Vote in an uncontested election, each as defined in Section 1 of Article III, and (ii) acceptance of that resignation by the Board of Directors.

The Amended and Restated By-Laws of the Corporation are hereby further amended by deleting Section 1 of Article III in its entirety and replacing it with the following:

Section 1. Number and Election of Directors. The Board of Directors shall consist of not less than three (3) or more than fifteen (15) members, the exact number of which shall be fixed, from time to time, exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and subject to the rights of the holders of Preferred Stock, if any, the exact number may be increased or decreased (but not to less than three (3) or more than fifteen (15)). Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In the event any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (with “broker nonvotes” not counted as a vote “withheld” from or “for” such person’s election) (a “Majority Withheld Vote”), the Compensation, Nominating and Governance Committee (or comparable committee appointed by the Board of Directors) shall promptly consider the director’s resignation and make a recommendation to the Board of Directors on whether to accept the director’s resignation, taking into account such factors as the Compensation, Nominating and Governance Committee may in its discretion determine appropriate, and the Board of Directors shall vote on whether to accept such resignation. The Board of Directors shall act on the recommendation of the Compensation, Nominating and Governance Committee within ninety (90) days following certification of the stockholder vote. Any director who receives a Majority Withheld Vote shall not participate in the Compensation, Nominating and Governance Committee’s recommendation or Board of Directors action regarding whether to accept the director’s resignation. If a majority of the directors serving on the Compensation, Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignations and recommend to the Board of Directors whether to accept them.

Promptly thereafter, the Board of Directors will disclose its decision regarding whether to accept the director’s resignation in a Form 8-K filed with the Securities and Exchange Commission. For this purpose, an “uncontested election” shall mean that, ten (10) days prior to the record date for determining stockholders entitled to notice of the meeting of stockholders at which directors are to be elected, the number of nominees does not exceed the number of directors to be elected.

A director shall hold office until the Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders. The Board of Directors shall be divided into three classes, designated Classes I, II and III, the number of directorships in each of which Classes shall be as nearly equal in number as possible. The initial division of the members of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the Board of Directors. The term of the initial Class I Directors shall terminate on the date of the 2008 annual meeting; the term of the initial Class II Directors shall terminate on the date of the 2009 annual meeting; and the term of the initial Class III Directors shall terminate on the date of the 2010 annual meeting. At each succeeding annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting shall be elected to a three-year term. If the number of directors is changed, any increases or decreases shall be apportioned among the Classes so as to attain or maintain in each Class a number of directors as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Adopted: December 7, 2012